Exhibit 99.1

March 26, 2013
Contact:
Gary Russell, Investor Relations
713-651-4434

FOR IMMEDIATE RELEASE

Key Energy Services Announces Promotion of J. Marshall Dodson to Chief Financial Officer

HOUSTON, TX, March 26, 2013 – Key Energy Services, Inc. (NYSE: KEG) announced that effective March 25, 2013, John Marshall Dodson has been promoted to Senior Vice President and Chief Financial Officer. Mr. Dodson joined the Company in 2005 as Vice President and Chief Accounting Officer and served in that capacity until his appointment as Vice President and Treasurer in 2009.

The Company also announced that T.M. “Trey” Whichard, III has retired from the Company as Senior Vice President and Chief Financial Officer as of March 25, 2013. Mr. Whichard will remain available until June 24, 2013 to provide transitional support.

Dick Alario, Key’s Chairman, CEO and President, commented, “Marshall Dodson has been instrumental in Key’s success, first in building our accounting staff and instituting processes and controls over our financial reporting when he arrived at Key in 2005. Marshall has, since then, led our treasury, business analytics and risk management functions and has been the senior officer overseeing our banking relationships and our access to capital markets. He knows Key’s operations well and has the experience and skills to move seamlessly into the senior executive position in our finance organization. I look forward to continuing to work closely with him and to rely upon his guidance and leadership as a member of Key’s executive management team.

“I also want to thank Trey Whichard for his years of service as our CFO and wish him well. His expertise and impact were beneficial to Key’s shareholders. Trey recruited outstanding talent in accounting, tax, risk management, credit and collections and our improved results in these areas, both domestically and internationally, are proof of the quality of the functional leaders and teams that reported to him.”

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, the Middle East and Russia.